Exhibit 3.80

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

IMPACT FORGE HOLDINGS, LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”), dated as of March 11, 2010 of Impact Forge Holdings, LLC, a Delaware limited liability company (the “Company”), is made by HHI Forging, LLC, a Delaware limited liability company, its sole and managing member (the “Managing Member” or “Member”).

WHEREAS, the Company was converted (the “Conversion”) from a Delaware corporation to a Delaware limited liability company under and pursuant to the Delaware Limited Liability Company Act, as amended (the “LLC Act”) and the General Corporation Law of the State of Delaware, as amended (the “DGCL”), on January 5, 2009;

WHEREAS, the sole Member of the Company executed that certain Limited Liability Company Agreement of the Company on January 5, 2009 (the “Old Agreement”); and

WHEREAS, the Managing Member wishes to amend and restate the Old Agreement and enter into this Agreement to provide for, among other things, the application of Article 8 of the Delaware UCC (as defined below) to the membership interests of the Company, the management and operation of the Company and certain other matters.

NOW, THEREFORE, in consideration of the premises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Managing Member hereby agrees as follows:

ARTICLE I

ORGANIZATION

1.1          Name and Term. The name of the Company is “HHI Forging, LLC” or such other name as may be determined from time to time by the Managing Member. The Company shall continue in existence in perpetuity or until earlier terminated and dissolved in accordance with Article IV of this Agreement.

1.2          Formation of the Company. The Company was formed as a limited liability company under the LLC Act and the DGCL by executing, delivering and filing the Certificate of Conversion and the Certificate of Formation with the Secretary of State of the State of Delaware on January 5, 2009 in accordance with and pursuant to the LLC Act and the DGCL.

1.3          Registered Office; Registered Agent; Principal Office; Other Offices. The registered agent and office of the Company required by the LLC Act to be maintained in the State of Delaware shall be National Corporate Research, Ltd., 615 South DuPont Highway, City of Dover, County of Kent, State of Delaware 19901, or such other agent and/or office (which need not be a place of business of the Company) as the Managing Member may designate from time to time. The principal office of the Company shall be at such place as the Managing Member may designate from time to time, which need not be in the State of Delaware, and the Company shall maintain records there.

1.4          Purposes and Powers. The purpose of the Company shall be to engage in such business activities as may be undertaken by a limited liability company under the LLC Act.

1.5          Tax Status. It is intended that the Conversion be treated as a “complete liquidation” within the meaning of Section 332 of the Internal Revenue Code of 1986, as amended (the “Code”), and all corresponding provisions of applicable state and local law, and that the Company be treated as a disregarded entity for federal, state and local income tax purposes under Section 7701 of the Code and the Treasury Regulations promulgated thereunder and all corresponding provisions of applicable state and local law.

1.6          Fiscal Year. The fiscal year of the Company shall end on December 31 of each calendar year.

ARTICLE II

FINANCING; BOOKS

2.1          Establishment and Determination of Capital Accounts. A “Capital Account” shall be established and maintained for the Member on the books of the Company, and shall be maintained and adjusted appropriately in accordance with the regulations under Section 704(b) of the Code. The Member shall not be required to make any capital contributions to the Company, and shall not be required to lend any funds to the Company. The Member shall not be paid interest on any capital contribution to the Company or on any part of its Capital Account.

2.2          Distributions. Except otherwise provided in this Agreement or the LLC Act, the Managing Member shall have full power and discretion to determine when and whether any assets shall be distributed.

2.3          Maintenance of Books. The Company shall maintain complete and accurate books of account that will accurately reflect all matters relating to its business.

2.4          Company Funds. Company funds shall be separately identifiable from and not commingled with those of any other person, including the Member.

ARTICLE III

MANAGING MEMBER

3.1          Management of Business. Except as otherwise expressly provided in this Agreement, the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Managing Member. Except as may otherwise be expressly provided in this Agreement, the Managing Member shall: (a) have complete and exclusive discretion in the management and control of the business and affairs of the Company, including the right to make and control all ordinary and usual decisions concerning the business and affairs of the Company and (b) possess all power, on behalf of the Company, to do or authorize the Company or to direct the executive officers of the Company, on behalf of the Company, to do all things necessary or convenient to carry out the business and affairs of the Company. The Managing Member shall be entitled to be reimbursed for reasonable, out-of-pocket costs and expenses incurred by it on behalf of the Company.

3.2          Appointment of Officers. The Managing Member shall have the right to appoint and remove officers of the Company, including a chief executive officer of the Company, to assist with the day-to-day management of the business affairs of the Company. Compensation of all officers shall be fixed by the Managing Member.

3.3          Fiduciary Duties. In exercising its rights and performing its duties under this Agreement, the Managing Member shall not owe or have any fiduciary or other duties.

3.4          Indemnification. The Managing Member shall not be liable, responsible or accountable, in damages or otherwise, to the Company for any act performed by the Managing Member with respect to or on behalf of the Company. The Company shall indemnify the Managing Member for any act performed by the Managing Member on behalf half of or with respect to the Company, as and to the full extent permitted by the LLC Act. Any repeal or modification of this subsection shall not impair or otherwise affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts. This subsection shall be liberally construed in favor of indemnification and the payment of expenses incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, in advance of its final disposition. There shall be a rebuttable presumption that a claimant under this subsection is entitled to such indemnification and the Company shall bear the burden of proving by a preponderance of the evidence that such claimant is not so entitled to indemnification.

ARTICLE IV

DISSOLUTION, LIQUIDATION AND TERMINATION

4.1          Dissolution. The Company shall be dissolved and its affairs shall be wound up upon a decision by the Managing Member to dissolve the Company.

4.2          Liquidation and Termination. On dissolution of the Company, the Managing Member shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the LLC Act. The proceeds of the liquidation shall be applied and distributed in the following order:

(a)           first, the Managing Member shall pay, satisfy or discharge from Company assets all of the debts, liabilities and obligations of the Company (including all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash fund for contingent liabilities in such amount and for such term as the Managing Member may reasonably determine); and

(b)           second, all remaining assets of the Company shall thereafter be distributed to the Member as soon as practicable.

ARTICLE V

MEMBERSHIP INTERESTS

5.1          Membership Interests. The name of, notice address for, and number of equity securities of the Company (“Units”), held by the Managing Member are set forth Schedule A attached hereto.

5.2          Units as Securities under the UCC. Each Unit in the Company shall constitute and shall remain a “security” within the meaning of, and governed by, Article 8 of the Uniform Commercial Code as in effect from time to time in the State of Delaware (the “Delaware UCC”). Each Unit in the Company shall be evidenced by a certificate issued by the Company (“Certificates”). Certificates shall be signed by an authorized signatory and shall be in such form or forms as the Member shall approve. The certificated interests shall be in “registered form” within the meaning of Article 8 of the Delaware UCC.

ARTICLE VI

GENERAL PROVISIONS

6.1          Entire Agreement. This Agreement constitutes the entire agreement and supersedes any prior understandings, agreements or representations, written or oral, to the extent related to the subject matter hereof.

6.2          Amendment and Waiver. No modification, waiver or termination of this Agreement, or any part hereof, shall be effective unless made in writing and signed by the party or parties sought to be bound thereby.

6.3          Binding Effect. Subject to the restrictions set forth in this Agreement, this Agreement is binding on and shall inure to the benefit of the Member and its heirs, legal representatives and permitted successors and assigns.

6.4          Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY PRINCIPLES OF CONFLICTS OF LAWS THEREOF OR OF ANY OTHER JURISDICTION.

6.5          No Third Party Rights. Nothing in this Agreement shall confer any rights or remedies under or by reason of this Agreement on any person other than the Member.

*   *   *   *   *

IN WITNESS WHEREOF, the Member has executed this Agreement as of the date first set forth above.

HHI FORGING, LLC

By:	/s/ Michael Johnson
Name:	Michael Johnson
Title:	Chief Financial Officer

Signature Page to the Amended and Restated Limited Liability Company Agreement of Impact Forge Holdings, LLC

SCHEDULE A

UNITS

NAME	NOTICE ADDRESS	NUMBER OF UNITS
HHI Forging, LLC	2727 W. 14 Mile Road Royal Oak, MI 48073	1,000

A-1